Exhibit 99.1

Anne McEntee Joins MRC Global’s Board of Directors

HOUSTON, Sept. 28, 2022 (GLOBE NEWSWIRE) – MRC Global Inc. (NYSE: MRC) announced today that Anne McEntee has joined MRC Global’s board of directors.

Robert Wood, MRC Global’s chairman of the board of directors, commented, “I am thrilled to welcome Anne to our Board as a new independent director. Anne’s impressive career at GE, including leadership roles in renewable energy, greatly expands the capabilities and insights available to MRC Global. Her appointment continues the refreshment of our Board and supports our commitment to diversity among our directors.”

Dr. McEntee currently serves as the chief executive officer for the Onshore Wind Digital Services unit of GE Renewable Energy. She joined GE in 1998 and has held various managerial and leadership roles across multiple GE businesses including the Energy, Power, and Oil & Gas Divisions. From conventional power services, flow and process technologies, and driving the energy transition in the Renewable Energy Division, Anne has extensive experience in the energy sector. She holds a B.S. in Applied Mathematics, M.S. in Mathematics and PhD in Applied Mathematics, all from Rensselaer Polytechnic Institute.

“Anne brings a wealth of relevant industry experience and a sharp business acumen to our Board,” added Rob Saltiel, MRC Global’s president and CEO. “As we increase our company’s focus on the energy transition as a sustainable growth vehicle, Anne’s deep knowledge and extensive background in related projects and businesses will be invaluable. I look forward to working with Anne and our entire Board in advancing MRC Global’s growth strategy.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, upstream production, and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 205 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 250,000 SKUs from over 10,000 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com 832-308-2847

###